                                                              File No.__________

            (As filed with the Securities and Exchange Commission
                             on August 11, 1998)

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM N-8A

         NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                    OF THE INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Nasdaq GOLD(SM) Trust, Series 1 (and subsequent and similar series of the Nasdaq GOLD(SM) Trust).

Address of Principal Business Office (No. & Street, City, State Zip Code):
        Investment Product Services, Inc.
        c/o The Nasdaq Stock Market, Inc.
        1735 K Street, NW
        Washington D.C.  20006-1500
        Tel. (including area code):  (202) 496-2552

Name and address of agent for service of process:
        John L. Jacobs                            David M. Mahle, Esq.
        Investment Product Services, Inc.         Jones, Day, Reavis & Pogue
        c/o The Nasdaq Stock Market, Inc.         599 Lexington Avenue
        1735 K Street, NW                         New York, New York 10022
        Washington, DC 20006-1500

Check Appropriate Box:
        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [XX] NO [ ]

        Pursuant to the requirements of the Investment Company Act of 1940, Investment Product Services, Inc., sponsor of the registrant, has caused this notification of registration to be duly signed on behalf of the registrant in the city of Washington, District of Columbia on the 11th day of August 1998.

[SEAL]                          Signature:    NASDAQ GOLD TRUST, SERIES 1
                                          --------------------------------------
                                                 (Name of Registrant)


                                By:   INVESTMENT PRODUCT SERVICES, INC.
                                   ---------------------------------------------
                                   (Name of sponsor, trustee or custodian)


                                By: /s/ J. PATRICK CAMPBELL
                                   ---------------------------------------------
                                        J. Patrick Campbell
                                        Chairman of the Board

Attest: /s/ IVORY RANDALL
       -------------------------
        Name:  Ivory Randall
        Title: Administrative Assistant